Exhibit 5.1

ADVOCATEN | AVOCATS
CMB.TECH NV De Gerlachekaai 20 2000 Antwerp
Belgium July 1, 2025

Nico Goossens*

Kris Verdoodt*

Philippe Rens*

Bert Van Ingelghem*

Pieter Bogaerts*

Hannes Casier*

Emilie Ooms*

Freya Jorens*

Louis Hoet*

Wouter Verhoeye*

Evelyn Van Raemdonck*

Henri Nelen*

Mattias Verbeeck

Francis Wijnakker*

Jolien Loos*

Hannelore Geldof*

Lawrence Geernaert*

Christophe Verhelst*

Pieter-Jan Van Goethem

Frederik Wilmots*

Michiel Vanwynsberghe*

Thomas Van Hoornyck*

Silke Chantrain*

Ben Nagar*

Madjda Temraz*

Lise Van Daele*

Aline Vermeulen*

Margaux Van Mol*

Julie Calaerts*

Andries Bots

Jasper Willems*

Julie Smets

Dorien Willemen*

Pierre Accou*

Andréas Kliché*

Steven Demeulenaere*

Michelle Werbrouck*

Arnout Coppieters*

Evelyne Claessens*

Esther De Schryder*

Kato Van Meel*

Maxime Collin*

Daan Vernimmen*

Don Baudewyns*

Lena Pepa

Silke Spruyt*

Charlotte Herpoelaert

Emiel Schepkens*

Flip Dalle

Rick Fremau

Emma Platevoet*

Maxim Vanschooren*

Thibaud De Bie*

Louise Rooms*

Laurens Matthys*

Alex Heyndrickx*

Laurens Vanhees*

Guido Platteau*

Manon Cornelis*

Eva Van Haudt

Re: CMB.TECH NV

Ladies and Gentlemen,

We have acted as Belgian legal counsel to CMB.TECH NV, a public limited liability company incorporated under the laws of the Kingdom of Belgium (the “Company”), in connection with the Company’s Registration Statement on Form F-4 as filed with the U.S. Securities and Exchange Commission on July 1, 2025, as thereafter amended or supplemented (the “Registration Statement”), with respect to the issuance of approximately 95,952,934 ordinary shares of the Company, no par value (the “Ordinary Shares”). Pursuant to the Agreement and Plan of Merger dated May 28, 2025, by and among the Company, CMB.TECH Bermuda Ltd. (“Merger Sub”) and Golden Ocean Group Limited (“Golden Ocean”) (the “Merger Agreement”), as described in the form of proxy statement/prospectus included in the Registration Statement (the “Proxy Statement/Prospectus”), the Registration Statement relates to the merger of Golden Ocean with and into Merger Sub, with Merger Sub as the surviving company as a wholly owned subsidiary of the Company (the “Bermuda Merger”). Following the Bermuda Merger, each Golden Ocean common share (other than the shares that Golden Ocean, the Company, Merger Sub or any of their respective subsidiaries own) will ultimately be converted into 0.95 Ordinary Shares. The Company will issue the Ordinary Shares in a capital increase following a contribution in kind as set out in the Belgian Code of Companies and Associations (the “Contribution in Kind” and together with the Bermuda Merger, the “Merger”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Proxy Statement/Prospectus included in the Registration Statement; (iii) the Merger Agreement and (iv) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents, and, as to factual matters, the truth, accuracy and completeness of the information, representations and warranties contained in the Registration Statement, including the Proxy Statement/Prospectus, the Merger Agreement and such other documents, agreements and instruments.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Proxy Statement/Prospectus to be executed in connection with the Merger have been duly authorized, executed and delivered by each of the parties thereto other than the Company, (ii) the terms of the Merger comply in all respects with the terms, conditions and restrictions set forth in the Proxy

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Statement/Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith, and (iii) all Ordinary Shares will be issued in compliance with applicable U.S. federal and state securities and other laws (other than the laws of the Kingdom of Belgium in respect of which we are opining).

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Kingdom of Belgium, the Ordinary Shares have been duly authorized and when issued, sold and paid for in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the terms and conditions set forth in the Merger Agreement, the Ordinary Shares will be validly issued, fully paid for and non-assessable.

This opinion is limited to the law of the Kingdom of Belgium as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the heading “Legal Matters” in the Proxy Statement/Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Nico Goossens

Nico Goossens

For and behalf of Argo Law BV

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